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                                                                      Exhibit 12

                       W. R. GRACE & CO. AND SUBSIDIARIES
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                           (in millions except ratios)
                                   (Unaudited)

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

                                                                                                               Nine Months Ended
                                                                   Years Ended December 31, (b)                September 30, (b)
                                                        -------------------------------------------------     -------------------
                                                        1993(c)    1992(d)      1991      1990       1989     1994(e)    1993(g)
                                                        -------   --------     ------     ------    ------    -------    -------
Net income/(loss) from continuing operations . . . .    $134.4    $   57.7     $201.7     $174.6    $145.9    $(20.1)    $(150.8)
  Add (deduct):
  Provision/(benefit) for income taxes . . . . . . .      86.8       134.8      132.5       97.5      61.3     (11.1)      (68.0)

  Income taxes of 50%-owned companies. . . . . . . .        .1         2.1        1.5        1.9       1.2        --          .1

  Minority interest in income of
    majority-owned subsidiaries. . . . . . . . . . .        --          --         --        1.2        .6        --          --

  Equity in unremitted earnings of
    less than 50%-owned companies. . . . . . . . . .      (1.3)       (1.8)      (2.5)      (2.1)      (.3)     (1.9)        (.2)

  Interest expense, including amortization
    of capitalized interest. . . . . . . . . . . . .     119.8       152.9      198.4      235.7     224.8      79.0        81.3

  Amortization of debt discount and expense. . . . .       4.3         1.5        2.1        1.9       1.9       1.4          .5

  Estimated amount of rental expense
    deemed to represent the interest factor. . . . .      21.3        26.6       21.7       21.0      19.1      25.3        21.4
                                                        ------    --------     ------     ------    ------    -------    --------

Income/(loss) as adjusted. . . . . . . . . . . . . .    $365.4      $373.8     $555.4     $531.7    $454.5     $72.6     $(115.7)
                                                        ------    --------     ------     ------    ------    -------    --------
                                                        ------    --------     ------     ------    ------    -------    --------

Combined fixed charges and preferred stock dividends:
  Interest expense, including capitalized
     interest. . . . . . . . . . . . . . . . . . . .    $119.9      $166.5     $213.3     $244.7    $229.3   $  81.6     $  83.4

  Amortization of debt discount and expense. . . . .       4.3         1.5        2.1        1.9       1.9       1.4          .5

  Estimated amount of rental expense
     deemed to represent the interest factor . . . .      21.3        26.6       21.7       21.0      19.1      25.3        21.4
                                                        ------    --------     ------     ------    ------    -------    --------

Fixed charges. . . . . . . . . . . . . . . . . . . .     145.5       194.6      237.1      267.6     250.3     108.3       105.3

Preferred stock dividend requirements (a). . . . . .        .9          .9         .9         .8        .7        .6          .6
                                                        ------    --------     ------     ------    ------    -------    --------

Combined fixed charges and preferred
   stock dividends . . . . . . . . . . . . . . . . .    $146.4      $195.5     $238.0     $268.4    $251.0    $108.9      $105.9
                                                        ------    --------     ------     ------    ------    -------    --------
                                                        ------    --------     ------     ------    ------    -------    --------

Ratio of earnings to fixed charges . . . . . . . . .      2.51        1.92       2.34       1.99      1.82        (f)         (f)
                                                        ------    --------     ------     ------    ------    -------    --------
                                                        ------    --------     ------     ------    ------    -------    --------

Ratio of earnings to combined fixed charges and
   preferred stock dividends . . . . . . . . . . . .      2.50        1.91       2.33       1.98      1.81        (f)         (f)
                                                        ------    --------     ------     ------    ------    -------    --------
                                                        ------    --------     ------     ------    ------    -------    --------

     (a) Preferred stock dividend requirements, increased to an amount representing the pretax earnings that would be required to cover such dividend requirements based on the effective tax rates for the periods presented.
     (b)  Restated to conform to the 1994 presentation.
     (c) Includes a provision of $159.0 relating to asbestos-related insurance coverage.
     (d) Includes a provision of $140.0 relating to a fumed silica plant in Belgium.
     (e) Includes a provision of $316.0 relating to asbestos-related insurance coverage.
     (f ) As a result of the loss incurred for the nine-month period ended
          September 30, 1994 and 1993, Grace was unable to fully cover the indicated fixed charges.
     (g) Includes a provision of $475.0 relating to asbestos-related insurance coverage.

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